Exhibit 5.1

SMITH, ANDERSON, BLOUNT, DORSETT,

MITCHELL & JERNIGAN, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601 ————	May 19, 2015	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 ———— TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Quintiles Transnational Holdings Inc.

4820 Emperor Blvd.

Durham, North Carolina 27703

Ladies and Gentlemen:

We have acted as counsel for Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated May 13, 2015 and filed with the Commission on May 15, 2015 (the “Prospectus Supplement”), to the prospectus, dated November 4, 2014 (the “Base Prospectus,” together with the Prospectus Supplement, the “Prospectus”), included as part of the Registration Statement on Form S-3 (Registration No. 333-199843) (the “Registration Statement”) relating to the sale by certain shareholders of the Company of 11,855,050 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”). The Shares are being sold to the underwriters (the “Underwriters”) named in the Underwriting Agreement dated as of May 13, 2015 (the “Underwriting Agreement”), by and among the Company, the Underwriter and the shareholders named therein.

This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Second Amended and Restated Articles of Incorporation of the Company; (ii) the Third Amended and Restated Bylaws of the Company; (iii) the Registration Statement; (iv) the Base Prospectus; (v) the Prospectus Supplement; (vi) documents relating to options to purchase 1,000,000 shares of the Common Stock granted to one of the selling shareholders which are currently exercisable for Shares that are being sold pursuant to the Underwriting Agreement (the “Option Shares”), including but not limited to the Quintiles Transnational Holdings Inc. 2008 Stock Incentive Plan (the “Plan”); and (vii) such other corporate documents, records and proceedings, minutes, consents, actions and resolutions as we have deemed necessary for the purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as copies, and the authenticity of originals of such copies. We have also considered such matters of law and fact as we, in our

Quintiles Transnational Holdings Inc.

May 19, 2015

professional judgment, have deemed appropriate to make the statements contained herein. As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have relied conclusively upon the representations and warranties made in the Underwriting Agreement by the parties thereto and upon oral or written statements of officers and other representatives of the Company, whom we believe to be responsible.

Based upon and subject to the foregoing and in reliance thereon and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that:

1.	The Shares, other than the Option Shares, have been duly authorized and are validly issued, fully paid and nonassessable.

2.	The Option Shares have been duly authorized and, when issued in accordance with the terms of the Plan, including payment to the Company of the exercise price for the Option Shares, and upon either (a) the countersigning of certificates representing the Option Shares by a duly authorized signatory of the registrar for the Company’s common stock, or (b) book entry of the Option Shares by the transfer agent for the Company’s common stock, will be validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinions given herein, may be inferred or implied herefrom. These opinions are limited to the laws of the State of North Carolina and we express no opinion as to the laws of any other jurisdiction. Our opinions expressed herein do not extend to compliance with federal or state securities laws relating to the sale of the Shares.

Our opinions are as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinions expressed herein.

We consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K and the incorporation by reference of this opinion letter as an exhibit to the Registration Statement and to all references to us in the Registration Statement, including the Prospectus Supplement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,

    MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.